Exhibit 99.6

 August 29, 2024  Q3 2024 Financial Results Conference Call

 Safe Harbor Statement  This presentation and some of our comments during this presentation may contain projections or other forward-looking statements regarding future events, our future financial performance, and/or the future performance of the industry. These statements are predictions and contain risks and uncertainties. We refer you to the documents the Company files from time to time with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results for the Company to differ materially from those contained in our projections or forward-looking statements. These certain factors can be found in our most recent SEC filings. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of any forecasts or estimates, and we are not obligated to update any forward-looking statements if our expectations change.

 Q3 2024 Summary  Positioned for Long-Term Profitable Growth and Sustainable Shareholder Value Creation  $211.0M  Revenue  24.7%  Operating Margin  $0.55  EPS  $0.51  Non-GAAP EPS1  $75.1M  OCF  $606.4M  Cash2 and Short-term investments  (6%) Y/Y  (3%) Q/Q  (440) bps Y/Y  (110) bps Q/Q  25% Y/Y  (5%) Q/Q  Flat Y/Y  11% Q/Q  (13%) Y/Y  (2%) Q/Q  27% Y/Y  8% Q/Q  Revenue lower due to market demand softness in some IC and FPD segments; slowing demand in select regional and end-use customer order patterns combined with focus on rising semiconductor channel inventory.  Operating margin compression due to impact from operating leverage on gross margin; lower sequential opex helped conserve profitability, resulting in higher non-GAAP EPS.  Maintaining strong balance sheet due to cash flow generation, manageable debt, and effective management of working capital.  Investing in IC capacity to capitalize on market growth driven by megatrends such as AI, IoT, and supply chain regionalization.  Announced an increase of existing share repurchase program to $100M to enhance shareholder returns, backed by our confidence in generating strong cash flows and maintaining a healthy balance sheet.  1See reconciliation included in this presentation; 2Includes cash equivalents

Long-Term Trends Driving Photomask Demand



Semiconductor: growing capacity and design activity

1. More extensive use of semiconductors **across multiple applications, driven by megatrends such as AI and IoT.**
2. **Supply chain regionalization** driving investments in semiconductor fabs that creates redundant production capacity and drives photomask demand.
3. **Differentiation by design** becoming competitive factor in mainstream (ASIC) and leading-edge applications.
4. Expanding EUV adoption drives semi manufacturer **photomask outsourcing of legacy technology nodes**, increasing TAM for merchant suppliers.

Display: advanced displays driving innovation

1. Global panel makers **innovating** to win AMOLED market share.
2. Growing competition drives innovation and **greater mask value.**
3. AMOLED manufacturing moving to **larger G8.6 form factor**, requiring high-quality, advanced photomasks.

Innovative Designs and Manufacturing Complexity is Good for Photomask Demand

PHOTRONICS, INC.
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Revenue by Product Line

IC

$M	Q324	Q/Q	Y/Y
High-End*	49.5	(15%)	9%
Mainstream	106.4	3%	(10%)
Total	155.9	(3%)	(4%)


High-End* 32%
Mainstream 68%

High-end down Q/Q on lower demand from Asia foundries; Y/Y up on strong US sales; memory up both Q/Q and Y/Y.

Mainstream up Q/Q primarily in US; soft Asia demand caused Y/Y decline.

Long-term growth drivers:

- New designs by customers to gain market share and support technology roadmap for megatrends such as AI.
- Regionalization driving investments for global chip capacity.
- Able to maintain pricing in favorable supply / demand dynamic.

FPD

$M	Q324	Q/Q	Y/Y
High-End*	48.4	1%	(3%)
Mainstream	6.7	(17%)	(40%)
Total	55.1	(2%)	(10%)


High-End* 88%
Mainstream 12%

High-end up Q/Q on improved AMOLED sales; mobile display demand lower Y/Y.

Mainstream lower due to lingering soft design activity on legacy LCD technology.

Long-term growth drivers:

- Technology development drives higher-value mask demand.
- Mobile demand is expected to remain strong with rollout of new designs and emerging panel makers winning market share.
- AMOLED moving to larger form factors driving need to collaborate on mask development.

*IC: 28nm and smaller; FPD: ≥G10.5, AMOLED and LTPS
Totals may differ due to rounding

PHOTRONICS, INC.
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Balance Sheet and Cash Flow Metrics  Balance Sheet Provides Resilience, Enables Growth Strategy and Shareholder Value Creation  $M  Q324  Y/Y  Q/Q  Cash, cash equivalents, and Short-term investments  606.4  27%  8%  Debt  20.1  (25%)  (8%)  Operating Cash Flow  75.1  (13%)  (2%)  Capital Expenditures  24.4  16%  22%  Continued strong operating cash flow from income generation and working capital management.  Actively controlling cash, cash equivalents, and short-term investments to maintain liquidity and optimize returns.  Debt comprised of US equipment leases.  Capex targets growth in IC capacity & facility expansion.  Strong balance sheet able to fund growth investments, return cash to shareholders, and remain resilient to effects of industry downturns.

 Q4 2024 Guidance   Revenue ($M)  213 – 221  Operating Margin  25% - 27%  Taxes ($M)  15 – 17  Diluted non-GAAP EPS  $0.48 - $0.54  Diluted Shares (M)  ~62  Full-year Capex (M)  ~130  Incorporation of chips in AI, IoT, 5G, and consumer products.  New designs to capture market share.  Advanced display technologies.  Outlook clouded by geopolitical uncertainty and macro-economic headwinds.  Controlling costs and managing cash to maximize returns and deliver long-term shareholder value.

 Appendix

 Revenue by Product Group ($M)  Total may differ due to rounding  IC  FPD  Mainstream  High-End  Mainstream  High-End  Total Revenue  IC Revenue  FPD Revenue  High-End: 28nm and smaller  High-End: ≥G10.5, AMOLED and LTPS

 Non-GAAP Financial Measures  Non-GAAP Net Income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures" as such term is defined by Regulation G of the Securities and Exchange Commission, and may differ from similarly named non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc. financial results under GAAP to non-GAAP financial information. We believe these non-GAAP financial measures that exclude certain items are useful for analysts and investors to evaluate our future on-going performance because they enable a more meaningful comparison of our projected performance with our historical results. These non-GAAP metrics are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss), Net income (loss) per share, or any other measure of consolidated results under U.S. GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated statement of income and must be considered in performing a comprehensive assessment of overall financial performance. Please refer to the non-GAAP reconciliations on the following page.

 Non-GAAP Financial Measures